Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-21887


                           PROSPECTUS SUPPLEMENT NO. 3
                     (to prospectus dated February 6, 1998)


                                3,471,356 SHARES
                       FIRST INDUSTRIAL REALTY TRUST, INC.
                                  COMMON STOCK


     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated February 6, 1998 relating to the potential offer and sale from time to time of up to 3,471,356 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated February 6, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o The transfer by Reger Investment Fund Ltd., which is no longer a Selling Stockholder, of 22,556 units to RP Investments LLC.

     o The transfer by the Estate of Dorothy Sollar, which is no longer a Selling Stockholder, of 307 units to Arnold R. Sollar, Trustee for the Dorothy Sollar Residuary Trust.

     o The transfer by Alvin and Helen Brown (joint tenants), who are no longer Selling Stockholders, of 307 units to Helen Brown.

                                          Number of shares and units owned         Number of shares
Name                                            before the offering                 offered hereby
----                                      --------------------------------         ----------------

RP Investments LLC                                     22,556                           22,556
Arnold R. Sollar, Trustee for the                        307                              307
Dorothy Sollar Residuary Trust
Helen Brown                                              307                              307



            The date of this prospectus supplement is April 27, 2004.